EXHIBIT 99.1

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Contact:

Jeff Watts, Chief Financial Officer

US SEARCH

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US SEARCH Reports First Quarter 2003 Results

•    Pending merger with First American Corp. on schedule for Q2 2003 close

•    Revenues for Q1 2003 increase 21% to $8.1 million from Q1 2002

Los Angeles, CA, May 15, 2003—US SEARCH.com Inc. (Nasdaq: SRCH), a leader in location and verification services, today reported results for the first quarter ended March 31, 2003.

First Quarter 2003 Highlights:

•	Agreed to merge with First American Corporation’s (NYSE: FAF) Screening Services in December 2002, creating a leader in the screening and verifications industry
•	Increased net revenue 21% from the first quarter of 2002 and 5% sequentially from the fourth quarter of 2002
•	Narrowed EBITDA loss to $848,000 in the first quarter of 2003, as compared to a loss of $1.2 million in the first quarter of 2002
•	Completed the initial release of the Corporate Services Platform, which builds on the US Search DARWIN™ technology platform
•	Began transferring enterprise customers to Corporate Services Platform using US Search DARWIN™ technology

Net revenue for the first quarter of 2003 was $8.1 million, an increase of 21% from $6.7 million in the first quarter of 2002. This year-over-year increase can be attributed to the growth of the Company’s consumer services business and the increase in activity of enterprise customers which were acquired during 2002. On a sequential basis, net revenue increased 5% from the fourth quarter of 2002 due to increased demand for US SEARCH’s location and verification services in both the enterprise and consumer sectors.

The net loss and net loss attributable to common stockholders for the first quarter of 2003 was $1.8 million, or $0.02 per share, versus $3.0 million, or $0.11 per share, in the first quarter of 2002. Included in the net loss are expenses related to the pending merger with The First American Corporation of approximately $370,000.

EBITDA loss for the three months ended March 31, 2003 was $848,000. Excluding the merger-related expenses, EBITDA loss was $478,000, representing a significant improvement from an EBITDA loss of $1.2 million in the first quarter of 2002.

“US Search continued to make progress in the first quarter. We added new customers, increased revenue and decreased our loss. We also made progress in consummating our merger,” said Brent Cohen, CEO.

Mr. Cohen continued, “In December of 2002, we made the decision to merge our company with the screening businesses of The First American Corporation to form a new public company, First Advantage. We are excited about the pending merger, which we believe will result in a company with the scale, breadth of services and technological edge to be a major player in the screening industry. The expected tangible synergies of this transaction include in part efficiencies from implementing our DARWIN™ platform, reduced cost of data acquisition, and cross selling of services to existing consumer and enterprise customers. We anticipate that the merger will close shortly after our special meeting of shareholders which is scheduled for June 5, 2003.”

For the first quarter, Enterprise Services revenue increased 26% over the same period last year. Enterprise Services currently account for 29% of net revenue. Despite the weak economic environment, the Company has been successful in expanding existing enterprise relationships, securing new accounts and developing a nationwide presence. The Company also began the rollout of its DARWIN platform to the Enterprise Services segment and implemented this Corporate Services Platform with the first customer, a nationwide cinema chain.

Consumer Services revenue grew 19% for the first quarter as compared to the same period last year as a result of the Company’s ability to both strengthen relationships with existing channel partners, such as Yahoo! Inc. (Nasdaq:YHOO) and add new channel partnerships.

Gross margin was 66.7% in the first quarter of 2003, compared to 70.2% in the same quarter last year. The decrease in gross margin is due to the acquisition of PRSI and the resulting change in product sales mix for enterprise customers. Process automation has enabled Consumer Services to post a gross margin of 79.5% in the first quarter of 2003, compared to 79.0% in the same quarter last year. As more enterprise customers move to the Company’s scalable technology platform, consolidated margins are expected to improve.

Operating expenses totaled $7.0 million in the first quarter, or 86% of sales, as compared to $6.8 million, or 101% of sales, in the first quarter of 2002. Information technology expense decreased to $769,000 in the first quarter of 2003, or 10% of sales, from $938,000 or 14% of sales, in the first quarter of 2002. General and administrative expenses were $3.4 million or 42% of sales as compared $3.0 million or 45% of sales in the first quarter of 2002, despite the much higher revenue base.

At March 31, 2003, US SEARCH had $1.4 million in cash, including $475,000 in restricted cash, $1.1 million in long term debt associated with the acquisition of PRSI and

$17.7 million in shareholder’s equity. In connection with the merger agreement, on January 15, 2003, First American loaned the company $1.4 million pursuant to a subordinated secured promissory note. In addition, US SEARCH recently renegotiated and expanded its credit facility and anticipates having sufficient cash to fund operations through the closing of the merger.

The Company expects the merger transaction to close shortly after its Special Meeting of Shareholders scheduled for June 5, 2003. Therefore, US SEARCH will not be hosting an earnings conference call at this time.

About US SEARCH

Founded in 1994, US SEARCH (Nasdaq: SRCH) is an Internet-based trust and risk management services company, supplying consumer and enterprise clients with Web-enabled location, verification and screening services using its proprietary intelligent software platform. A leader in finding people, US SEARCH has extended its employment screening and background check product lines to provide identity verification services and fraud prevention tools to Global 2000 companies. US SEARCH aims to give its customers peace of mind by providing the right information to make faster, safer, smarter decisionsSM. For more information about US Search, please visit www.ussearch.com. For more information about PRSI and our Enterprise products please visit www.prsinet.com.

EBITDA

EBITDA is not defined by generally accepted accounting principles (“GAAP”) and does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP. EBITDA consists of operating income plus depreciation and amortization and interest. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the individual components should be considered. The impact of interest, taxes, depreciation and amortization, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA. Further, EBITDA does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other companies.

Business Risks and Forward-Looking Statements

This news release contains forward-looking statements regarding future events or the future performance of US SEARCH with respect to, among other things, expectations regarding the approval of the merger by US Search shareholders and regulatory authorities; other closing conditions; growth in demand for screening and risk services; future revenues, gross margin and profitability, sales force and technology infrastructure; the Company’s ability to maintain current customer relationships, expand the scope of services and win additional customers; profitability and growth of the consumer business; the development, introduction and market reception to products for the small and medium business market; new product introductions and the benefits of US SEARCH’s DARWIN™ technology platform; and the Company’s implementation of its corporate development plans. These projections and statements involve risks and uncertainties. Readers are referred to the Company’s latest Annual Report on Form 10-K, Form 10-Q and other documents filed by US SEARCH with the Securities and Exchange Commission. US SEARCH’s actual future events or results may differ materially as a result of risks facing US SEARCH or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, market acceptance of the risk mitigation and trust services business, US SEARCH’s ability to expand and market its product line and service offerings, particularly those intended for the commercial accounts and trust services areas, secure a patent on its DARWIN™ technology, achieve revenue growth and profitability, successfully implement its technology initiatives and acquisition strategy, respond to changes in the competitive environment, achieve increased efficiencies and profitability, and raise additional capital, if needed.

(FINANCIAL TABLES FOLLOW)

US SEARCH.COM INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31, 2003	March 31, 2002
	(Unaudited)
Net revenue	$8,079,000	$6,663,000
Cost of services	2,693,000	1,988,000

Gross profit	5,386,000	4,675,000
Operating expenses:
Selling and marketing	2,766,000	2,782,000
Information technology	769,000	938,000
General and administrative (Note 1)	3,430,000	3,031,000

Total operating expenses	6,965,000	6,751,000
Loss from operations	(1,579,000)	(2,076,000)
Interest income (expense), net (Note 2)	(230,000)	(935,000)
Other income (expense), net	—	15,000

Loss before income taxes	(1,809,000)	(2,996,000)
Provision for income taxes	2,000	2,000

Net loss attributable to common stockholders (Note 3)	$(1,811,000)	$(2,998,000)

Net loss per share attributable to common stockholders	$(0.02)	$(0.11)

Weighted-average shares outstanding used in per share calculation	97,021,055	26,610,383
Net loss per share (excluding, merger-related expenses (Note 1) non-cash charges (Note 2), Deemed dividend, Accretion of discount and Accrued dividends on preferred stock)	$(0.02)	$(0.11)

Notes:

1.	Includes depreciation of $731,000 for 2003 and $830,000 for 2002. Also includes merger-related expenses of $370,000 for 2003.
2.	Includes non-cash charges relating to interest, warrants and beneficial conversion feature totaling $171,000 for 2003 and $866,000 for 2002.
3.	EBITDA can be calculated by adding back to net loss the total depreciation, amortization, and interest items of $963,000 for 2003 and $1,752,000 for 2002

(more)

US SEARCH.COM INC.

CONSOLIDATED BALANCE SHEET

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$899,000	$2,254,000
Restricted cash	475,000	575,000
Accounts receivable, net	1,944,000	1,864,000
Other current assets	1,045,000	1,150,000

Total current assets	4,363,000	5,843,000
Property and equipment, net	9,070,000	9,028,000
Other assets	249,000	249,000
Goodwill	13,529,000	13,529,000
Intangibles, net	2,572,000	2,650,000

Total assets	$29,783,000	$31,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,307,000	$5,604,000
Accrued liabilities	2,352,000	2,958,000
Bank debt	1,111,000	1,142,000
Notes payable, current portion	1,405,000	50,000
PRSI acquisition obligations, current portion	647,000	474,000
Capital lease obligations, current portion	111,000	125,000

Total current liabilities	10,933,000	10,353,000
Notes payable, net of current portion	—	20,000
PRSI acquisition obligations, net of current portion	1,091,000	1,370,000
Capital lease obligations, net of current portion	14,000	27,000
Other non-current liabilities	5,000	5,000

Total liabilities	12,043,000	11,775,000
Stockholders’ equity (deficit):
Common stock	97,000	97,000
Additional paid-in capital	118,048,000	118,021,000
Preferred stock	—	—
Accumulated deficit	(100,405,000)	(98,594,000)

Total stockholders’ equity	17,740,000	19,524,000

Total liabilities and stockholders’ equity	$29,783,000	$31,299,000

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